[Advanced Polymer Systems, Inc. logo]

                   123 Saginaw Drive
                 Redwood City, CA 94063

                      NEWS RELEASE
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Contacts:
LAUREN FELICE                               GORDON SANGSTER
Investor Relations                               Controller
Ruder-Finn                                   (650) 366-2626
(212) 593-6370


       ADVANCED POLYMER SYSTEMS EXPANDS BOARD TO ADD TWO
      DIRECTORS UNDER AGREEMENT WITH PROVIDENCE INVESTORS
              RESOLVING POTENTIAL PROXY CONTEST

       Company to Continue to Actively Pursue Strategic
       Alternatives Assisted by its Financial Advisor,
                  Warburg Dillon Read

REDWOOD CITY, CA, May 5, 1999 -- Advanced Polymer Systems, Inc. (Nasdaq: APOS) said today that it has entered into a definitive agreement with one of its stockholders, Providence Investors, LLC and related entities, that will resolve a potential proxy contest in connection with Providence Investor's proposed nomination of eight members to the Advanced Polymer Board. Providence Investors is an investment fund which has reported ownership of approximately 2% of Advanced Polymer's stock.

The Board will be expanded to 10 members to accommodate the appointment of two additional directors. Under the agreement, Mr. Stephen A. Drury and Mr. Richard D. Spizzirri are being added to the Advanced Polymer Board immediately. Mr. Spizzirri is a senior counsel with the New York law firm of Davis Polk & Wardwell and is a director of two public biopharmaceutical companies, SUGEN, Inc. and Centocor, Inc. Mr. Drury was formerly an Executive Vice President of Owen Healthcare, Inc. and a Senior Vice President and Chief Financial Officer of Integrated Health Services, Inc. Both of the additional directors will be renominated at the 1999 Annual Meeting of Stockholders scheduled for June 16, 1999.

One of the additional directors will join an existing Board committee which has been formed to review with outside advisors and management the Company's progress in pursuing its previously announced efforts to review strategic alternatives for maximizing stockholder value.

"This agreement is good news for our stockholders", said John J. Meakem, Jr., Chief Executive Officer of Advanced Polymer Systems. "We are actively engaged in the process of reviewing all strategic alternatives, including the possible sale of the Company, with our financial advisor, Warburg Dillon Read.
Richard Spizzirri and Stephen Drury bring additional quality representation to our Board, and will provide assistance to the current directors and management in our pursuit of maximizing stockholder value."

"The two additional directors, Mr. Drury and Mr. Spizzirri, have the credentials to help the Company", said Herbert Denton, a managing member of Providence Investors. "I am confident that each will contribute meaningfully to the process now underway to maximize shareholder value."

The definitive agreement between Advanced Polymer and Providence
Investors, which includes customary standstill undertakings by Providence Investors through February 15, 2000, will shortly be filed with the Securities and Exchange Commission.

About APS
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Advanced Polymer Systems, Inc. is a leader in polymer-based delivery systems and related technologies used primarily in ethical and over-the-counter (OTC) pharmaceuticals and personal care products. The Company's Microsponge(R) and Polytrap(R) systems, which deliver active ingredients to the skin, now play an integral role in approximately 100 personal care products sold worldwide. New products and technologies under development include site-specific systems for delivering oral medications to the lower gastrointestinal tract, and bioerodible microspheres and polymers for oral or implantable drug delivery.

Except for historical information, this new release contains certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made, including the risk of consummation of the sale of the Company (as to which there is no assurance) success and timing of product development, approvals and launches, the establishment of new corporate alliances, and other risks listed from time to time in Advanced Polymer's U.S. Securities and Exchange Commission (SEC) filings. These forward looking statements represent Advanced Polymer's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.